Exhibit 99.2

Higher One Holdings, Inc. Announces $40 Million Share Repurchase Program

NEW HAVEN, Conn., Aug 23, 2011 (BUSINESS WIRE) -- Higher One Holdings, Inc. (NYSE: ONE) ("Higher One") today announced that its board of directors authorized a share repurchase program pursuant to which Higher One may repurchase up to $40 million of its issued and outstanding shares of common stock through September 7, 2012.  Repurchases under the program may be effected through open market purchases, trading plans established in accordance with Securities and Exchange Commission ("SEC") rules, derivative transactions or other means. The timing and amount of repurchases under the authorization will depend on market conditions and Higher One’s other funding requirements. The share repurchase program was put in place primarily to allow the company to opportunistically reverse dilution from the exercise of past and future employee stock options and stock-based earn-out agreements.

About Higher One Holdings, Inc.

Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on helping college business offices manage operations and providing enhanced service to students. Through a full array of services from refunds, payments, electronic billing, payment plans and more, Higher One works closely with colleges and universities to ensure students receive Financial Aid refunds quickly, can pay tuition and bills online, make on-campus and community purchases and learn the basics of financial management.

Higher One provides its services to approximately 5.5 million students at distinguished public and private higher education institutions nationwide. More information about Higher One can be found at www.ir.higherone.com.

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Investor Relations Contact:
Ken Goff, Investor Relations
kgoff@higherone.com
203-776-7776 x4462